Exhibit 1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-72672) of Chevron Corporation filed with the Securities and Exchange Commission, pertaining to the Retirement Savings Plan of Chevron Puerto Rico LLC of our report dated June 13, 2007, with respect to the financial statements and supplemental schedules of the Chevron Puerto Rico LLC Retirement Savings Plan (formerly Texaco Puerto Rico Inc. Retirement Savings Plan) included in the Annual Report on Form 11-K as of December 31, 2006 and for the year then ended.
/s/ Morris, Davis & Chan LLP
Oakland, California
June 13, 2007